UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2006

DIEDRICH COFFEE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-21203	33-0086628
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28 Executive Park, Suite 200
Irvine, California	92614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 260-1600

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On September 14, 2006, Diedrich Coffee, Inc. (the “Company”) and Starbucks Corporation, a Washington corporation (“Starbucks”), entered into an agreement (the “Agreement”) pursuant to which Starbucks has agreed to purchase the Company’s leasehold interests in most of the 47 locations where the Company operates retail stores under the Diedrich Coffee and Coffee People brands (the “Company Stores”), along with certain related fixtures and equipment, improvements, prepaid items, and ground lease improvements, and to assume certain liabilities as set forth in the Agreement (collectively, the “Transaction”).

Pursuant to the Agreement, Starbucks will pay the Company up to $13,520,000 in cash, which includes payment of $120,000 as consideration for the Company’s agreement to a non-compete provision. The actual amount paid by Starbucks under the Agreement is dependent on which and how many of the Company Stores are ultimately transferred to Starbucks. Ten percent of the amount paid to the Company upon transfer of the Company Stores will be deposited into an escrow fund to be held in connection with indemnification obligations of the Company. The closing is expected to occur approximately 90 days after the date of the Agreement (the “Closing”), provided that certain conditions, including that a specified minimum number of Company Stores are transferred to Starbucks at Closing, are met. After the Closing, the Company and Starbucks have agreed to use commercially reasonable efforts to transfer certain remaining Company Stores until approximately 150 days after the date of the Agreement or such other longer period as agreed to by the parties.

The Company and Starbucks have made certain customary representations, warranties and covenants in the Agreement. Specifically, the Company has agreed that, subject to a “fiduciary-out” provision and payment of a break-up fee, it will not (i) take any action to solicit any proposal from, (ii) furnish any information to, or (iii) participate in any discussions with, any entity other than Starbucks regarding any transaction involving the Company Stores. Upon termination of the Agreement under certain circumstances, including the Company’s entry into an alternative transaction involving the Company Stores, the Company shall pay Starbucks’ actual fees and expenses incurred in connection with the Transaction up to a maximum amount of $500,000; provided, however, that Starbucks is entitled to a minimum of $250,000, regardless of its actual fees and expenses. The Agreement also contains customary indemnification provisions for certain claims and provides for a basket of $100,000 and a cap of $2,000,000 for breaches of the Company’s representations and warranties contained in the Agreement.

The consummation of the Transaction is subject to certain customary conditions, including: approval of the Transaction by the Company’s stockholders; a specified minimum number of Company Stores transferred to Starbucks at Closing; the receipt by Starbucks of permits and approvals for at least 70% of certain Company Stores that are transferred if the Closing occurs within 90 days of the date of the Agreement; receipt of lease extensions of at least 10 years for at least 40% of certain Company Stores that are transferred; and, receipt of consents to the assignment of the leases for each of the Company Stores that are transferred, with estoppel provisions being agreed to for at least 50% of the Company Stores that are transferred. The Agreement contains customary termination provisions and may be terminated by either party if the Closing does not occur within 150 days from the date of the Agreement. The Company may also terminate the Agreement if the Closing has not occurred within 90 days, provided that Starbucks has not used commercially reasonable efforts to achieve the Closing.

As part of the Agreement, the Company has agreed to a non-compete provision that for three years after the Closing restricts its ability to operate or have any interest in the ownership or operation of any entity operating any retail specialty coffee stores in any city where a Company Store is presently located. The non-compete provision applies only to stores opened after the date of the Agreement and does not apply to (1) any retail stores operated under the “Gloria Jean’s” brand name, (2) wholesale sales to retail businesses that are not operated by the Company, or other non-retail businesses, or (3) the conversion of Company-operated stores existing on the date of the Agreement to franchise stores. The Company has also agreed that it will not solicit any Starbucks employee to enter the Company’s employment for three years after the Closing.

A copy of the Agreement will be filed as an exhibit to the Company’s Form 10-K for the fiscal year ended June 28, 2006.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 14, 2006, the Company appointed Greg Palmer to the Board of Directors to fill the vacancy created by the departure of Peter Churm, who retired from the Board of Directors. The Company expects that Mr. Palmer will serve on the Audit Committee of the Board of Directors. The information regarding the appointment of Mr. Palmer and the departure of Mr. Churm contained in the Press Release attached hereto as Exhibit 99.1 is incorporated herein by reference.

Item 8.01	Other Events.

On September 14, 2006, the Company filed a press release (the “Press Release”) announcing the signing of the Agreement and the appointment of Mr. Palmer and the departure of Mr. Churm. A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits:

Exhibit Number	Reference
99.1	Press release dated September 14, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diedrich Coffee, Inc.

Date: September 18, 2006

/s/ Stephen V. Coffey
(Signature)
Name: Stephen V. Coffey
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated September 14, 2006

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